Exhibit 5.1

Level 6, 400 Collins Street, Melbourne VIC 3000 Australia PO Box 16109, Collins Street West VIC 8007 Telephone: +61 3 8692 9000 Fax: +61 3 8692 9040 enquiries@qrlawyers.com.au www.qrlawyers.com.au

Our Ref: 170563:PFG

30 January 2024

Mobilicom Ltd

By email

Dear Sir/Madam,

RE:	AUSTRALIAN COUNSEL OPINION - PROPOSED ADR/WARRANT OFFERING

It is proposed that Mobilicom Limited (ACN 617 155 978), an Australian company, (the Company) will, pursuant to a Securities Purchase Agreement dated 25 January 2024, issue;

●	133,889,525 new fully paid ordinary shares in the capital of the Company (Ordinary Shares) which will be represented by 486,871 American Depository Shares (ADS) to be listed on the Nasdaq Capital Market;

●	1,903,225 warrants to acquire ADS’ which, upon and subject to exercise, would represent 523,386,875 Ordinary Shares; and

●	1,416,354 pre-funded warrants to acquire ADS’ which, upon and subject to exercise, would represent 389,497,350 Ordinary Shares;

the above collectively referred to as the Offer.

We have acted as Australian counsel to the Company in connection with the Offer. This opinion is provided in connection with a Prospectus Supplement filed by the Company with the United States of America’s Securities and Exchange Commission (SEC) (Prospectus Supplement). The Prospectus Supplement supplements the registration statement on Form F-3 (Registration Statement No. 333-333-274929) filed by the Company with the SEC on 10 October 2023, and which became effective on 23 October 2023.

As counsel to the Company in Australia, we have examined copies of the Constitution of the Company (as amended) of the Company and such corporate records, instruments, and other documents relating to the Company in respect of the Offer and such matters of law as we have considered necessary or appropriate for the purpose of rendering this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies.

Based on the foregoing, in our opinion, the Ordinary Shares underlying the issued ADSs the subject of the Offer are duly authorised, legally issued, fully-paid and non-assessable1. The warrants the subject of the Offer have been duly authorised and legally issued.

[1]	For the purpose of this opinion, the term “nonassessable”, when used to describe the liability of a person as the registered holder of shares has no clear meaning under the laws of the Commonwealth of Australia, so we have assumed those words to mean that holders of Ordinary Shares, having fully paid all amounts due on such Ordinary Shares, are under no personal liability to contribute to the assets and liabilities of the Company in their capacities purely as holders of such Ordinary Shares.

QR Lawyers Pty Ltd ABN 13 137 818 985

Liability limited by a scheme approved under Professional Standards Legislation.

Mobilicom Limited	- 2 -	30 January 2024

Our firm’s lawyers are Australian Legal Practitioners, and the opinions expressed herein are limited to questions arising under the laws of the Commonwealth of Australia, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 6-K to be filed with the Commission on 30 January 2024, which will be incorporated by reference in the Registration Statement and to the use of our name in the Prospectus Supplement to the extent we are referred to as Australian legal counsel. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

This opinion letter is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly so stated. This opinion letter is given as of the date hereof and we do not undertake any liability or responsibility to update this letter in connection with any change in circumstances occurring, or additional information becoming available to us, after the date hereof which might alter the opinions contained herein.

Yours faithfully

QR LAWYERS PTY LTD

/s/ Patrick Gowans

PATRICK GOWANS